SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 16, 2016

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the AXA Large Cap Core Managed Volatility Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) serves as the Investment Manager and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a new Sub-Adviser and new Agreement (defined below).

At a December 9-10, 2015 regular meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager, the Sub-Advisers or the Distributor (“Independent Trustees”), unanimously approved the Manager’s proposal to appoint Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson” or “New Sub-Adviser”) as an additional Sub-Adviser to a portion of the Portfolio’s actively managed investment strategy (“Active Allocated Portion”). The Manager’s proposal was based on certain factors, including, but not limited to, the desire of FMG LLC to reduce Sub-Adviser concentration in the Portfolio’s Active Allocated Portion as a result of the termination of another sub-adviser, Institutional Capital LLC (“ICAP”), effective on or about January 29, 2016; and to add a new sub-adviser that would complement the investment strategies of the Portfolio’s other Sub-Advisers. Based on a review of comparative performance information and other factors, FMG LLC recommended, and the Board approved, the termination of the sub-advisory agreement among FMG LLC and ICAP. FMG LLC is the Manager of the Portfolio; Capital Guardian Trust Company and Thornburg Investment Management, Inc. are the other Sub-Advisers to the Portfolio’s Active Allocated Portion. In addition, a portion of the Portfolio seeks to track the performance of an index (“Index Allocated Portion”); BlackRock Investment Management, LLC is the Sub-Adviser to the Portfolio’s Index Allocated Portion.

Factors Considered by the Board

In approving the Investment Sub-Advisory Agreement (“Agreement”) between FMG LLC and Vaughan Nelson, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and Agreement, including, as applicable: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by the New Sub-Adviser; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) the “fall out” benefits to be realized by the New Sub-Adviser and its affiliates (i.e., any direct or indirect benefits to be derived by the New Sub-Adviser and its affiliates from their relationships with the Trust). In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Manager and the New Sub-Adviser, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by the New Sub-Adviser, as well as the New Sub-Adviser’s investment personnel, proposed sub-advisory fees, performance information, and other matters. During the relevant meeting, the Trustees met with senior representatives of the Manager to discuss the Agreement and the information provided. The Independent Trustees met in executive session during the meeting to review the information provided. The Independent Trustees were assisted by independent counsel during the meeting and during their deliberations regarding the Agreement, and also received materials discussing the legal standards applicable to their consideration of the Agreement. In approving the Agreement, the Board, including the Independent Trustees, determined that the proposed sub-advisory fee was fair and reasonable, and that the approval of the Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by the New Sub-Adviser. In addition to the investment performance information discussed below, the Board considered the New Sub-Adviser’s responsibilities with respect to the Portfolio (or the portion thereof) that it would sub-advise pursuant to the Agreement, and the New Sub-Adviser’s experience in serving as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that the New Sub-Adviser would be responsible for making investment decisions for the Portfolio (or the portion thereof) that it would sub-advise, subject to the oversight of the Manager; placing with brokers or dealers all orders for the purchase and sale of investments for the Portfolio (or the portion thereof) that it would sub-advise; and performing related trading functions. The Board also reviewed information regarding the New Sub-Adviser’s process for selecting investments for the Portfolio (or the portion thereof) that it would sub-advise, as well as information regarding the background of the New Sub-Adviser’s portfolio managers who would provide services to the Portfolio. In addition, the Board considered the New Sub-Adviser’s best execution trading policies. The Board also considered the Portfolio’s Chief Compliance Officer’s evaluation of the New Sub-Adviser’s compliance program, policies, and procedures, and certification that they were consistent with applicable legal standards. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving the New Sub-Adviser and reviewed information regarding the New Sub-Adviser’s financial condition and history of operations and any conflicts of interest in managing the Portfolio. Based on its review, the Board determined, with respect to the Portfolio, that the nature, quality and extent of the overall services to be provided by the New Sub-

Adviser were appropriate for the Portfolio in light of its investment objectives and, thus, supported a decision to approve the Agreement.

The Board received and reviewed the New Sub-Adviser’s performance data in managing other funds and/or accounts with a similar investment mandate as the Portfolio (or the portion thereof) that it would sub-advise, as compared to an appropriate benchmark. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered the New Sub-Adviser’s expertise, resources, proposed investment strategy, and personnel for advising its allocated portion of the Portfolio. Based on its review, the Board determined, with respect to the Portfolio, that the performance data and related information supported a decision to approve the Agreement.

The Board noted that the Manager generally is aware of the fees charged by Sub-Advisers to other clients and that the Manager believes that the fees agreed upon with the New Sub-Adviser are reasonable in light of the nature, extent and quality of the investment advisory services to be provided. Based on its review, the Board determined, with respect to the Portfolio, that the proposed sub-advisory fee schedule for the New Sub-Adviser is fair and reasonable.

The Manager advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the Agreement. The Board acknowledged the Manager’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the aggregate investment advisory fees paid by the Portfolio. The Board noted that the aggregate investment advisory fees paid by the Portfolio to the Manager would not change as a result of the Agreement. The Board also noted that the fees paid to the New Sub-Adviser are the product of negotiations with the Manager and reflect the Manager’s and New Sub-Adviser’s acceptable levels of profitability based on the particular circumstances for each of them. The Board further noted that the New Sub-Adviser’s fee is paid by the Manager and not the Portfolio.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee schedule includes breakpoints that would reduce the sub-advisory fee rate as Portfolio assets under the New Sub-Adviser’s management increase. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Manager, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also noted that the New Sub-Adviser may derive ancillary benefits from Portfolio operations. For example, the New Sub-Adviser, through its position as a Sub-Adviser to the Portfolio, may engage in soft dollar transactions. In addition, the Board recognized that the New Sub-Adviser and its affiliates may sell, and earn sales commissions and/or other compensation with respect to, other investment products issued by the Manager or its affiliates. The Board also noted that the New Sub-Adviser may benefit from greater exposure in the marketplace with respect to the New Sub-Adviser’s investment process and expanding its level of assets under management. In addition, the New Sub-Adviser may derive benefits from its association with the Manager and other Sub-Advisers to the Portfolio. Based on its review, the Board determined that any “fall-out” benefits that may accrue to the Sub-Adviser are fair and reasonable. Vaughan Nelson became a Sub-Adviser to the Portfolio effective on or about January 29, 2016.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the Agreement between FMG LLC and Vaughan Nelson are substantially similar to those of the Agreements between FMG LLC and the other Sub-Advisers to the Portfolio, except as to the effective date and compensation. Pursuant to the Agreement, the New Sub-Adviser is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to the New Sub-Adviser from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The Agreement will remain in effect for its initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Sub-Adviser, or by FMG LLC or the New Sub-Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to the New Sub-Adviser. The appointment of Vaughan Nelson as a Sub-Adviser to the Portfolio did not result in a change to the management fee paid by the Portfolio to the Manager.

The Agreement generally provides that the New Sub-Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Sub-Adviser with respect to the Portfolio, except that nothing in the Agreement limits the New Sub-Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Sub-Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Sub-Adviser to FMG LLC or the Trust.

Information Regarding Vaughan Nelson Investment Management, L.P.

The following provides additional information about the New Sub-Adviser. Information is provided in Appendix A to this Information Statement with respect to advisory fees paid to the New Sub-Adviser by comparable funds subject to the 1940 Act that it advises.

Vaughan Nelson, a Houston-based investment manager, is organized as a limited partnership in the State of Delaware and is a wholly-owned corporate subsidiary of Natixis Global Asset Management, LP. As of December 31, 2015, Vaughan Nelson managed assets of approximately $12.5 billion.

Effective on or about January 29, 2016, Scott J. Weber, CFA, Dennis Alff, CFA, Chad Fargason, Ph.D., and Chris D. Wallis, CFA, CPA are jointly and primarily responsible for the day-to-day management of Vaughan Nelson’s Active Allocated Portion of the Portfolio. Mr. Weber is a Senior Portfolio Manager and is responsible for portfolio management and research of equity investments at Vaughan Nelson, which he joined in 2003. Mr. Alff is a Senior Portfolio Manager and is responsible for portfolio management and research of equity investments at Vaughan Nelson, which he joined in 2006. Mr. Fargason is a Senior Portfolio Manager and is responsible for portfolio management and research of equity investments at Vaughan Nelson, which he joined in 2013. Prior thereto, Mr. Fargason was a Director at KKR & Co., LP, which he joined in 2003. Mr. Wallis is a Chief Executive Officer and Chief Investment Officer of Vaughan Nelson, which he joined in 1999.

Vaughan Nelson’s office is located at 600 Travis Street, Houston, Texas 77002. Vaughan Nelson’s principal executive officers and directors include:

NAME	TITLE
Christopher D. Wallis	Director, Chief Executive Officer & Chief Investment Officer
Richard B. Faig	Chief Financial Officer, Chief Compliance Officer
Beverly M. Bearden	Director, Executive Vice President Human Resources, Natixis Global Asset Management. L.P.
John T. Hailer	Director, President & Chief Executive Officer – US & Asia
David L. Giunta	Director, President & Chief Executive Officer – US Distribution

The address of each of these individuals is 600 Travis Street, Houston, Texas 77002.

For its services to the Portfolio, Vaughan Nelson receives an advisory fee based on the assets of its allocated portion of the Portfolio as follows: 0.35% of the Vaughan Nelson allocated portion’s average daily net assets up to and including $250 million; and 0.30% of the Vaughan Nelson allocated portion’s average daily net assets in excess of $250 million.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Manager or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or Sub-Advisers. For the fiscal year ended December 31, 2015, the Portfolio paid $21,794.26 in brokerage commissions to Sanford C. Bernstein, an affiliate of FMG LLC or its affiliates, representing 3.68% of the Portfolio’s total brokerage commissions.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 95% of the Trust’s shares as of January 31, 2016. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of January 31, 2016, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of January 31, 2016:

Shareholder	Class	Number of Shares Owned	Percentage of Class
AXA Moderate-Plus Allocation Portfolio	K	44,193,634.00	45.57%
AXA Moderate Allocation Portfolio	K	26,448,001.00	27.27%
AXA Aggressive Allocation Portfolio	K	19,055,124.00	19.65%
Washington Regional Medical System Attn: Dan Eckels 3965 Grace Springs Lane Fayetteville, AR 72704	IA	28,384.79	5.98%
Pesce Family Irr TR c/o Henrietta Pesce 2 Heath Drive Basking Ridge, NJ 07920	IA	25,661.08	5.41%
Gwendolyn Ifill 6109 33rd Street NW Washington, DC 20015	IA	23,901.57	5.04%

* The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2015 Annual Report is enclosed.

Appendix A

The chart below provides information regarding the advisory fee(s) charged by the New Sub-Adviser to comparable fund(s) subject to the 1940 Act that it advises.

Name of Fund	Net Assets (as of December 31, 2015)	Advisory Fee Rate (% of average daily net assets)
Natixis – Vaughan Nelson Select	$104 Million	0.53%

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